                                                                    EXHIBIT 99.1

                   ESPEED TO REMOVE PRICE IMPROVEMENT FEATURE

NEW YORK, JANUARY 4, 2005 - eSpeed, Inc. (Nasdaq: ESPD), a leading developer of electronic marketplaces and related trading technology for the global capital markets, today announced that after extensive customer collaboration the firm has decided to remove its Price Improvement (PI) feature for its marketplaces.
Price Improvement was a tool on eSpeed's system that allowed traders the opportunity to advance their position by slightly improving their bid or offer on the quoted market.

eSpeed will remove Price Improvement in 30-year Treasuries this week and will remove Price Improvement for all other U.S. Treasuries next week.

eSpeed is committed to delivering its clients speed, simplicity, and service. At the end of 2004, eSpeed improved its speed of execution capabilities, making it by far the fastest platform to execute government bond trades in the world. With the removal of Price Improvement, eSpeed is focused on making the eSpeed system simpler to use, even as trading itself becomes more complex.

"As a result of extensive discussions and feedback from our clients, we have decided to remove Price Improvement from the eSpeed marketplace," said Paul
Saltzman, Chief Operating Officer of eSpeed. "Removing Price Improvement clears the way for our singular focus on speed of execution, liquidity, and on client service that is second to none."

eSpeed expects that the removal of Price Improvement will reduce revenue per million and likely reduce overall revenues in the short-term, and over time, increase its market volumes resulting in additional revenue to the Company.

ABOUT ESPEED, INC.

eSpeed, Inc. (NASDAQ: ESPD) is the leader in developing and deploying electronic marketplaces and related trading technology that offers traders access to the most liquid, efficient and neutral financial markets in the world. eSpeed operates multiple buyer, multiple seller real-time electronic marketplaces for the global capital markets, including the world's largest government bond markets and other fixed income and equities marketplaces. eSpeed's suite of marketplace tools provides end-to-end transaction solutions for the purchase and sale of financial and non-financial products over eSpeed's global private network or via the Internet. eSpeed's neutral platform, reliable network, straight-through processing and superior products make it the trusted source for electronic trading at the world's largest fixed income and foreign exchange trading firms and major exchanges. To learn more, please visit www.espeed.com.

Statements contained in this Press Release, which are not historical facts, are forward-looking statements, as the term is defined in the Private Securities
Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to: the effects of the attacks on the World Trade Center, market volatility, the limited operating history of eSpeed, Inc., and its ability to enter into marketing and strategic alliances, to effectively manage its growth, to expand the use of its electronic systems and to induce clients to use its marketplaces and services, and other factors that are discussed in eSpeed's
Annual Report on Form 10-K, filed with the Securities and Exchange Commission.

CONTACTS:

MEDIA
Michael Geller
eSpeed
212.610.2430
mgeller@espeed.com

INVESTORS
Kim Henneforth
eSpeed
212-610-2433
khenneforth@espeed.com